PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Motley Fool Asset Management, LLC (“Motley Fool”), intending to be legally bound, hereby agree with each other as follows:

1. The Company hereby offers Motley Fool and Motley Fool hereby purchases one (1) share of the Motley Fool Small-Cap Growth ETF (the “Fund”) (par value $.001 per share) at price per Share equivalent to the net asset value per share of the Fund as determined on October 17, 2018.

2. The Company hereby acknowledges receipt from Motley Fool of funds in the amount of $20 in full payment for the Share.

3. Motley Fool represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4. This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 17th day of October, 2018.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Name:	Salvatore Faia
Title	President

MOTLEY FOOL ASSET MANAGEMENT, LLC

By:	/s/ Denise Coursey
Name:	Denise Coursey
Title:	President